Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES QUARTERLY REPORT

Huntington, WV   February 14, 2019- Energy Services of America (the “Company” or “Energy Services”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company (“C.J. Hughes”) and Nitro Construction Services, Inc. (“Nitro”), announced the filing of the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2018. Energy Services earned revenues of $49.1 million for the three months ended December 31, 2018. Net income available to common shareholders was $554,000 for the three months ended December 31, 2018. The Company had adjusted EBITDA of $2.1 million ($0.15 per share) for the three months ended December 31, 2018. The backlog at December 31, 2018 was $59.3 million.

Below is a comparison of the Company’s operating results for the three months ended December 31, 2018 and 2017:

	Three Months Ended	Three Months Ended
	December 31,	December 31,
	2018	2017

Revenue	$49,114,139	$32,547,603

Cost of revenues	45,279,294	30,572,149

Gross profit	3,834,845	1,975,454
Selling and administrative expenses	2,756,391	2,009,091
Income (loss) from operations	1,078,454	(33,637)

Other income (expense)
Interest income	41,522	132,281
Other nonoperating expense	(32,995)	(55,124)
Interest expense	(204,349)	(295,844)
Gain on sale of equipment	25,752	368,705
	(170,070)	150,018
Income before income taxes	908,384	116,381
Income tax expense (benefit)	277,000	(32,119)
Net income	631,384	148,500
Dividends on preferred stock	77,250	77,250
Net income available to common shareholders	$554,134	$71,250

Weighted average shares outstanding-basic	14,135,900	14,239,836
Weighted average shares-diluted	17,569,233	17,673,169

Earnings per share available to common shareholders	$0.039	$0.005
Earnings per share-diluted available to common shareholders	$0.032	$0.004

Total revenues increased by $16.6 million or 50.9% to $49.1 million for the three months ended December 31, 2018 from $32.5 million for the same period in 2017. Total gross profit increased by $1.8 million or 94.1% to $3.8 million for the three months ended December 31, 2018, from $2.0 million for the same period in 2017.

Douglas Reynolds, President, commented on the announcement. “We are pleased with the results for the first quarter of fiscal year 2019. We are seeing a significant amount of pipeline bid opportunities at C.J. Hughes and Nitro secured a $5.0 million project in February.” Reynolds continued, “We are also very happy to announce that all the restructuring debt, which was financed five years ago, was paid off in early February 2019. That will free up roughly $2.4 million in cash flow every year.”

Please refer to the table below that reconciles adjusted EBITDA and adjusted EBITDA per common share with net income available to common shareholders:

	Three Months Ended	Three Months Ended
	December 31, 2018	December 31, 2017
	Unaudited	Unaudited

Net income available to common shareholders	$554,134	$71,250

Add: Income tax expense (benefit)	277,000	(32,119)

Add: Dividends on preferred stock	77,250	77,250

Add: Interest expense	204,349	295,844

Less: Non-operating expense (income)	(34,279)	(445,862)

Add: Depreciation expense	1,022,367	1,049,688

Adjusted EBITDA	$2,100,821	$1,016,051
Weighted average shares outstanding	14,135,900	14,239,836
Adjusted EBITDA per common share	$0.15	$0.07

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America

Contact: Douglas Reynolds, President

304-522-3868